Exhibit 99.1

CompCare Announces Preliminary Revenue and Expected Profitability

for the Second Quarter 2012

TAMPA, Florida: June 25, 2012: Comprehensive Care Corporation (“CompCare” or the “Company”) (OTCBB: CHCR) announced today that it expects to report a profit for the second quarter of 2012, with revenues for the quarter of approximately $18 million. Revenues for the same quarter in 2011 were $18.6 million. However, during that quarter, the Company posted a loss of $4 million.

Commenting on the expected results for the quarter, Robert J. Landis, CompCare’s Chief Financial Officer, stated, “The Company is particularly excited about our second quarter expected results since, if realized, it will be the first time in many years that the Company has been able to post a profit for two consecutive quarters. The improvement in results from the second quarter of 2011 to the second quarter of 2012, we believe, is primarily attributable to our Pharmacy Management Program which is now achieving traction and our cost reduction efforts to streamline our internal systems. Part of the shift in the pharmacy program occurred from our establishing Company-owned clinics in areas where we experience high patient utilization and cost. The clinics have the effect of reducing those costs and providing us with a greater opportunity to directly service the needs of the patients. Based on our best current available information, for example, the Company expects to realize a profit in its at-risk pharmacy operations in April, and this trend continues in May where preliminary numbers indicate an increase profit in the Company’s at-risk pharmacy operations. While there can be no assurances that this trend will continue or that there might not be subsequent positive or negative adjustments to the April and May results, the upward trend is what we were looking for since we believe that it indicates the viability of the overall program. Other aspects of the Pharmacy Management Program are in the process of being implemented and will occur shortly.”

Mr. Landis continued, “Another aspect of the Pharmacy Management Program that contributed to a successful second quarter was the signing of a Third Amendment (the “Amendment”) to a material agreement with one of our existing, at-risk pharmacy clients. As a result of the Amendment, the Company received a $2.2 million, retroactive, cash adjustment to pharmacy prescriptions, which were originally charged to the Company. Additionally, the Amendment shifts the financial responsibility for a significant number of prescriptions from the Company to the client for the remainder of 2012. We expect this financial responsibility shift to further reduce the Company’s pharmacy expenses throughout the year, and although there can be no guarantees that these expectations will be achieved, we expect the shift to further enhance the Company’s profitability in its pharmacy operations for the remainder of 2012.”

“Additionally, we were able to implement administrative, cost-saving measures that also contributed to a profitable second quarter,” Mr. Landis said.

Revenue and other financial estimates contained in this press release have not been audited or reviewed by the Company’s independent auditors, and accordingly they express no opinion or other form of assurance as to this information. The Company provides no assurance that these preliminary results, future expectations or assumptions will be met for the second quarter or fiscal year 2012. The Amendment addresses a number of other aspects of the Company’s business with its client. A complete copy of the Amendment has been filed by the Company with the Securities and Exchange Commission, which is available on its website at www.sec.gov.

About CompCare

Established in 1969, CompCare provides behavioral health, substance abuse and employee assistance programs for governmental agencies, managed care companies and employer groups throughout the United States. Headquartered in Tampa, Florida, CompCare focuses on personalized attention, flexibility, a commitment to high-quality services and innovative approaches to behavioral health that address both the specific needs of clients and changing healthcare industry demands. For more information, please call 813-288-4808 or visit our website at www.compcare.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release, including but not limited to our expected profitability in the second quarter of 2012, the continued implementation of our Pharmacy Management Program, the impact of the financial responsibility shift with one of our existing, at-risk pharmacy clients, our ability to increase margins and to obtain sustainable profitability, our ability to reduce overhead and implement further cost savings, our ability to further improve the Company’s performance, the outcome of our business strategy, our ability to expand our pharmacy management program with higher profit margins, and our ability to reduce pharmacy expenses throughout the year are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the Company’s control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in local, regional, and national economic and political conditions, the effect of governmental regulation, competitive market conditions, varying trends in member utilization, our ability to manage healthcare operating expenses, our ability to achieve expected results from new and existing business, our ability to expand and manage our provider network, the profitability, if any, of our recently acquired or previously existing capitated contracts, the costs incurred in seeking new contracts, the loss or termination of any existing contract, increases or variations in cost of care, seasonality, the Company’s ability to obtain additional financing, and additional risk factors as discussed in the reports filed by the Company with the Securities and Exchange Commission, which is available on its website at www.sec.gov.

Investor Contacts:

Paul Knopick

E & E Communications

pknopick@eandecommunications.com

949.707.5365